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                                                                     Exhibit 4.1

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                SERIES A NON-CUMULATIVE PERPETUAL PREFERRED STOCK

                                       OF

                         PRINCIPAL FINANCIAL GROUP, INC.

                                ---------------

            Principal Financial Group, Inc., a Delaware corporation (the "Corporation"), does hereby certify:

            That the following resolutions were duly adopted by the Board of Directors of the Corporation (the "Board of Directors") at a meeting duly convened and held on June 7, 2005 (the "June 7 Resolutions") and by the Pricing Committee (the "Committee") of the Board of Directors by unanimous written consent on June 14, 2005 (the "June 14 Resolutions") pursuant to authority conferred upon the Board of Directors by the provisions of the amended and restated certificate of incorporation of the Corporation authorizing the Corporation to issue up to 500 million shares of preferred stock, par value $0.01 per share ("Preferred Stock"), and pursuant to authority conferred upon the Committee in accordance with Section 141(c) of the General Corporation Law of the State of Delaware, Article III, Section 3.01 of the amended and restated by-laws of the Corporation (the "by-laws") and resolutions of the Board of Directors adopted at a meeting duly convened and held on June 7, 2005:

            1. On June 7, 2005, the Board of Directors adopted the following resolution authorizing the Committee to act on behalf of the Board of Directors in connection with the issuance of a new series of Preferred Stock:

            "RESOLVED, that Principal Financial Group, Inc. (the "Corporation") be, and it hereby is, authorized to issue shares of the Corporation's Series A Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share (the "Series A Preferred Shares"), and shares of the Series B Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share (the "Series B Preferred Shares", and together with the Series A Preferred Shares, the "Preferred Shares"), with an initial public offering price of the Preferred Shares not to exceed US$550 million in the aggregate, and individually not to exceed US$325 million per series, to be issued from time to time, together or separately, upon such terms as the Pricing Committee (as defined below) or the officers designated below shall determine, as provided in the immediately succeeding resolutions."

            2. On June 14, 2005, the Committee, pursuant to the authority conferred upon it by Section 141(c) of the General Corporation Law of the State of Delaware, Article III, Section 3.01 of the by-laws of the
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            Corporation and the June 7 Resolutions, duly adopted the following resolution:

            "RESOLVED, that pursuant to a resolution of the Board of Directors (the "Board of Directors") of Principal Financial Group, Inc., a Delaware corporation (the "Corporation") adopted on June 7, 2005, the issuance of two series of preferred stock of the Corporation, designated as the Series A Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share (the "Series A Preferred Shares") and the Series B Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share (the "Series B Preferred Shares"), respectively, is hereby authorized, and the designation, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions of the Series A Preferred Shares and Series B Preferred Shares, in addition to those set forth in the amended and restated certificate of incorporation of the Corporation, are hereby fixed as set forth on Annex A and Annex B, respectively."

            3. Accordingly, the designation, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions of the Series A Preferred Shares, as set forth in Annex A to the June 14 Resolutions, have been fixed as follows:

            SECTION 1. Designation. The distinctive serial designation of such series is "Series A Non-Cumulative Perpetual Preferred Stock" ("Series A Preferred Stock"). Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock.

            SECTION 2. Number of Shares. The number of shares of Series A Preferred Stock shall be 3,000,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by the Board of Directors. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

            SECTION 3. Definitions. As used herein with respect to the Series A Preferred Stock:

            "3-Month LIBOR" means, with respect to any Dividend Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a 3-month period commencing on the first day of that Dividend Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the Dividend Determination Date for that Dividend Period. If such rate does not appear on Telerate Page 3750, 3-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a 3-month period commencing on the first day of that Dividend Period and in a principal amount of not less

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than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent, at approximately 11:00 a.m., London time on the Dividend Determination Date for that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, 3-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations. If fewer than two quotations are provided, 3-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted by three major banks in New York City selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the first day of that Dividend Period for loans in U.S. dollars to leading European banks for a 3-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000. However, if the banks selected by the Calculation Agent to provide quotations are not quoting as described above, 3-Month LIBOR for that Dividend Period will be the same as 3-Month LIBOR as determined for the previous Dividend Period. The establishment of 3-Month LIBOR for each Dividend Period by the Calculation Agent shall (in the absence of manifest error) be final and binding.

            "10-year Treasury CMT" means the rate determined in accordance with the following provisions:

            (a) With respect to any Dividend Determination Date and the Dividend Period that begins immediately thereafter, the 10-year Treasury CMT means the rate per annum for deposits for a 10-year period commencing on the Dividend Determination Date displayed on the Bloomberg interest rate page most nearly corresponding to Telerate Page 7051 containing the caption "...Treasury Constant Maturities... Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.," and the column for the Designated CMT Maturity Index.

            (b) If such rate is no longer displayed on the relevant page, or is not so displayed by 3:00 P.M., New York City time, on the applicable Dividend Determination Date, then the 10-year Treasury CMT for such Dividend Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as is published in H.15(519).

            (c) If such rate is no longer displayed on the relevant page, or if not published by 3:00 P.M., New York City time, on the applicable Dividend Determination Date, then the 10-year Treasury CMT for such Dividend Determination Date will be such constant maturity treasury rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the applicable Dividend Determination Date as may then be published by either the Board of Governors of the Federal Reserve

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      System or the United States Department of the Treasury that the
      Calculation Agent determines to be comparable to the rate formerly displayed on the Bloomberg interest rate page most nearly corresponding to Telerate Page 7051 and published in H.15(519).

            (d) If such information is not provided by 3:00 P.M., New York City time, on the applicable Dividend Determination Date, then the 10-year Treasury CMT for such Dividend Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such Dividend Determination Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (each, a "Reference Dealer") selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Debentures") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

            (e) If the Calculation Agent is unable to obtain three such Treasury Debentures quotations, the 10-year Treasury CMT for the applicable Dividend Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on the applicable Dividend Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Debentures with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million.

            (f) If three or four (and not five) of such Reference Dealers are quoting as set forth above, then the 10-year Treasury CMT will be based on the arithmetic mean of the offered rates obtained and neither the highest nor lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as set forth above, the 10-year Treasury CMT with respect to the applicable Dividend Determination Date will remain the 10-year Treasury CMT for the immediately preceding Dividend Period. If two Treasury Debentures with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, then the quotes for the Treasury Debentures with the shorter remaining term to maturity will be used.

            "30-year Treasury CMT" has the meaning specified under the definition of 10-year Treasury CMT, except that (i) each reference to "10-year" in the definition of the "10-year Treasury CMT" will be "30-year" for the purposes of the "30-year Treasury CMT" and (ii) the Designated CMT Maturity Index for the 30-year Treasury CMT shall be 30 years.

            "Adjustable Rate" has the meaning assigned to such term in Section 4(b)(ii).

            "Adjusted Shareholders' Equity Amount" has the meaning assigned to such term in Section 5(e).

            "Annual Statement" has the meaning assigned to such term in Section 5(e).

            "Benchmark Quarter End Test Date" has the meaning assigned to such term in Section 5(a)(ii).

            "Benchmark Rates" has the meaning assigned to such term in Section 4(b)(ii).

            "Bloomberg" means Bloomberg Financial Markets Commodities News.

            "Business Day" means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the City of New York are not authorized or obligated by law, regulation or executive order to close.

            "Calculation Agent" means Computershare Trust Company, Inc., or its successor appointed by the Corporation, acting as calculation agent.

            "Clearing Agency" means an organization registered as a "clearing agency" pursuant to Section 17A of the Securities Exchange Act. The Depository Trust Corporation will be the initial Clearing Agency.

            "Clearing Agency Participant" means a broker, dealer, bank, other financial institution or other Person for whom from time to time the Clearing Agency effects book-entry transfers and pledges of securities deposited with the Clearing Agency.

            "Commission" has the meaning assigned to such term in Section 5(e).

            "Common Stock" means the common stock of the Corporation.

            "Company Action Level RBC" has the meaning assigned to such term in
Section 5(e).

            "Consolidated Net Income Amount" has the meaning assigned to such term in Section 5(e).

            "Covered Insurance Subsidiaries" has the meaning assigned to such term in Section 5(e).

            "Covered Insurance Subsidiaries' Most Recent Weighted Average NAIC RBC Ratio" has the meaning assigned to such term in Section 5(e).

            "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities with respect to which the 10-year Treasury CMT or 30-year Treasury CMT, as applicable, will be calculated (which are ten years and thirty years, respectively).

            "Dividend Declaration Date" has the meaning assigned to such term in
Section 5(a).

            "Dividend Determination Date" means the second London Banking Day immediately preceding the first day of the relevant Dividend Period in the Floating Rate Period.

            "Dividend Parity Stock" has the meaning assigned to such term in
Section 8(b).

            "Dividend Payment Date" has the meaning assigned to such term in
Section 4(a).

            "Dividend Period" means each period commencing on a Dividend Payment Date and continuing to but not including the next succeeding Dividend Payment Date (except that the first Dividend Period shall commence upon the date of initial issuance of the Series A Preferred Stock).

            "Dividend Rate" means the rate at which dividends will accrue in respect of any Dividend Period, as determined pursuant to the terms of Section 4, whether by Remarketing or otherwise.

            "Election Date" means, with respect to any proposed Remarketing, a date as determined by the Corporation that is no later than the fifth Business Day prior to the proposed Remarketing Date.

            "Final Quarter End Test Date" and "Preliminary Quarter End Test Date" have the meanings assigned to such terms in Section 5(e).

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            "Fixed Rate" means the Dividend Rate during the Initial Fixed Rate
Period and any subsequent Fixed Rate Period as determined by a Remarketing.

            "Fixed Rate Period" means the Initial Fixed Rate Period and each period set by the Corporation during a Remarketing for which the Fixed Rate determined in such Remarketing will apply; provided, however, that a Fixed Rate Period must be for a duration of at least six months and may not end on a day other than a Dividend Payment Date.

            "Floating Rate" means the Dividend Rate during a Floating Rate Period calculated pursuant to Section 4(b)(ii).

            "Floating Rate Period" means any period during which a Floating Rate is in effect.

            "General Account Admitted Assets" has the meaning assigned to such term in Section 5(e).

            "Initial Dividend Rate" means 5.563% per annum.

            "Initial Fixed Rate Period" means June 17, 2005 until the Dividend Payment Date in June 2015.

            "Insurance Subsidiary" has the meaning assigned to such term in
Section 5(e).

            "Issue Date" means the initial date of delivery of shares of Series A Preferred Stock.

            "Junior Stock" means the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which Series A Preferred Stock has preference or priority in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

            "Liquidation Preference" has the meaning assigned to such term in
Section 6(a).

            "London Banking Day" means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

            "Model Act" has the meaning assigned to such term in Section 5(e).

            "NAIC" has the meaning assigned to such term in Section 5(e).

            "New Common Equity Amount" has the meaning assigned to such term in
Section 5(e).

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            "Notice of Election" has the meaning assigned to such term in
Section 4(b)(iii).

            "Owner" means each Person who is the beneficial owner of a Series A Preferred Stock Certificate as reflected in the records of the Clearing Agency or, if a Clearing Agency Participant is not the Owner, then as reflected in the records of a Person maintaining an account with the Clearing Agency (directly or indirectly, in accordance with the rules of the Clearing Agency).

            "Parity Stock" means any other class or series of stock of the Corporation that ranks on a parity with Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation. Any other class or series of stock of the Corporation will not be deemed to rank senior to (or other than on a parity with) the Series A Preferred Stock in the payment of dividends solely because such other class or series of stock does not include the limitation on payment of dividends (and the related exceptions) provided for in Section 5 and, accordingly, the Corporation may pay dividends on the shares of any such other class of series of stock that is otherwise Parity Stock for periods during which the Corporation may not pay dividends on the Series A Preferred Stock because of such limitation without violating the requirements of Section 4(d).

            "Person" means any individual, corporation, partnership, joint venture, trust, limited liability company or corporation, unincorporated organization or government or any agency or political subdivision thereof.

            "Quarter End" has the meaning assigned to such term in Section 5(e).

            "Remarketing" means the conduct by which a Fixed Rate shall be determined in accordance with the Remarketing Procedures.

            "Remarketing Agent" means Lehman Brothers, Inc., its successors or assigns, or such other remarketing agent appointed to such capacity by the Corporation.

            "Remarketing Agreement" means the agreement between the Corporation and Lehman Brothers Inc., as Remarketing Agent, dated as of the Issue Date.

            "Remarketing Date" means any Business Day no later than the third Business Day prior to any Remarketing Settlement Date.

            "Remarketing Procedures" means those procedures set forth in Section 4(b)(iii) hereof.

            "Remarketing Settlement Date" means, to the extent applicable, (i) the first Business Day of the next Dividend Period following the expiration of the Initial Fixed Rate Period; (ii) any Dividend Payment Date during a Floating Rate Period; or


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(iii) any Dividend Payment Date during a time in which shares of Series A
Preferred Stock are not redeemable in a subsequent Fixed Rate Period and the date set by the Corporation during a time in which shares of Series A Preferred Stock are redeemable in a subsequent Fixed Rate Period.

            "Securities Act" has the meaning assigned to such term in Section 5(e).

            "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Series A Preferred Stock Certificate" means a certificate evidencing ownership of a share or shares of Series A Preferred Stock.

            "Telerate Page 3750" means the display page so designated on the Moneyline/Telerate Service (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to London Interbank Offered Rate for U.S. dollar deposits).

            "Telerate Page 7051" means the display page so designated on the MoneyLine/Telerate Service (or any successor service), on such page (or any other page as may replace such page on that service), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519).

            "Total Adjusted Capital" has the meaning assigned to such term in
Section 5(e).

            "Trailing Four Quarters Consolidated Net Income" has the meaning assigned to such term in Section 5(e).

            "U.S. GAAP" has the meaning assigned to such term in Section 5(e).

            "Year End" has the meaning assigned to such term in Section 5(e).

            SECTION 4. Dividends.

            (a) General.

                  (i) DIVIDEND PAYMENT DATES, DIVIDEND RATE, ETC. Subject to
            Section 5, holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, cash dividends at the applicable Dividend Rate applied to the Liquidation Preference per share, accruing on each share of Series A Preferred Stock (i) if issued on the Issue Date, from June 17, 2005, and (ii) if issued thereafter, from (x) the date of issue if such date is

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            a Dividend Payment Date and (y) from the immediately preceding
            Dividend Payment Date if the date of issue is other than a Dividend Payment Date, payable quarterly on the 30th day of each March, June, September and December in each year (each such date a "Dividend Payment Date"), commencing on September 30, 2005, with respect to the Dividend Period (or portion thereof) ending on the day preceding such respective Dividend Payment Date, to holders of record on the respective date, not more than 60 nor less than 10 days preceding such Dividend Payment Date, fixed for that purpose by the Board of Directors in advance of payment of each particular dividend. During the Initial Fixed Rate Period, the Dividend Rate shall be the Initial Dividend Rate. For each Dividend Period thereafter, the Dividend Rate shall be determined in accordance with Section 4(b).

                  (ii) BUSINESS DAY CONVENTION. If any Dividend Payment Date
            with respect to a Fixed Rate Period is not a Business Day, then dividends will be payable on the first Business Day following such Dividend Payment Date, without accrual to the actual payment date. If any Dividend Payment Date with respect to a Floating Rate Period is not a Business Day, then dividends will be payable on the first Business Day following such Dividend Payment Date unless such day is in the next calendar month, in which case dividends shall be payable on the first Business Day preceding such Dividend Payment Date and dividends, in each case, shall accrue to the actual payment date.

                  (iii) DAY COUNT CONVENTION. The amount of dividends payable per share of Series A Preferred Stock on each Dividend Payment Date relating to a Fixed Rate Period will be computed on the basis of a 360-day year of twelve-30 day months. The amount of dividends payable per share of Series A Preferred Stock on each Dividend Payment Date relating to a Floating Rate Period will be computed by multiplying the per annum Dividend Rate in effect for such Dividend Period by a fraction, the numerator of which will be the actual number of days in such Dividend Period (or portion thereof) (determined by including the first day thereof and excluding the last day thereof) and the denominator of which will be 360, and multiplying the rates obtained by $100.

            (b) Remarketing.

                  (i) FIXED RATE PERIOD. Prior to the expiration of the Initial
            Fixed Rate Period, the Corporation will have the option to remarket the Series A Preferred Stock to establish a new Fixed Rate with respect to the Series A Preferred Stock (to be in effect after the Initial Fixed Rate Period); provided, however, that (A) the Corporation may effect a

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            Remarketing only if and for so long as the Series A Preferred Stock is issued solely in global, fully registered form to a Clearing Agency and (B) if the Corporation has initiated a Remarketing but at or prior to the related Remarketing Settlement Date the Series A Preferred Stock is no longer issued solely in global, fully registered form to a Clearing Agency, the Remarketing shall terminate and shall not be consummated. In the event that clause (A) or clause (B) of the proviso set forth in the previous sentence applies, the Dividend Rate for the next succeeding Dividend Period shall be determined pursuant to Section 4(b)(ii). Any new Fixed Rate so established will be in effect for such Fixed Rate Period as the Corporation determines in connection with the Remarketing, provided that a Fixed Rate Period must be for a duration of at least six months and must end on a Dividend Payment Date. Prior to the expiration of any Fixed Rate Period after the Initial Fixed Rate Period, the Corporation will have the option, subject to the proviso set forth in the first sentence of this Section 4(b)(i), to remarket the Series A Preferred Stock to establish a new Fixed Rate for a new Fixed Rate Period (to be in effect after the expiration of the then current Dividend Period).

                  If the Remarketing Agent, pursuant to the Remarketing Procedures described in Section 4(b)(iii), has determined that it will be able to remarket all Series A Preferred Stock tendered or deemed tendered for purchase in the Remarketing at a Fixed Rate and at the per share Liquidation Preference, prior to 4:00 P.M., New York City time, on any Remarketing Date, the Dividend Rate for the new Fixed Rate Period will be the Fixed Rate determined by the Remarketing Agent, which will be the rate per annum (rounded to the nearest one-thousandth (0.001) of one percent per annum) that the Remarketing Agent determines, in its sole judgment, to be the lowest Fixed Rate per annum that will enable it to remarket all Series A Preferred Stock tendered or deemed tendered for Remarketing at the per share Liquidation Preference.

                  (ii) FLOATING RATE PERIOD. If the Series A Preferred Stock is
            not redeemed and the Corporation does not elect or is not entitled to remarket the Series A Preferred Stock pursuant to this Section 4 or has terminated a Remarketing or if the Remarketing Agent is unable to remarket all of the Series A Preferred Stock tendered or deemed tendered for a purchase price of $100 per share of Series A Preferred Stock pursuant to the Remarketing procedures described above or if the Remarketing has been terminated in accordance with the requirements of Section 4(b)(i)(B), the Dividend Rate shall be the Floating Rate and the new Dividend Period shall be a Floating Rate Period, subject to the Corporation's right to subsequently remarket the Series A

            Preferred Stock to again establish a Fixed Rate for a new Fixed Rate Period. During any Floating Rate Period, the Corporation may elect to remarket the Series A Preferred Stock prior to any Dividend Payment Date relating to a Floating Rate Period in order to again establish a new Fixed Rate for a new Fixed Rate Period (to be in effect after the expiration of the then current Dividend Period).

                  The Calculation Agent shall calculate the Floating Rate on the applicable Dividend Determination Date relating to that Floating Rate Period as follows:

                  Except as provided below, the Floating Rate for any Floating Rate Period for the Series A Preferred Stock will be reset quarterly and will be equal to the Adjustable Rate plus 1.45%. The "Adjustable Rate" for any Dividend Period will be equal to the highest of the 3-month LIBOR, the 10-year Treasury CMT and the 30-year Treasury CMT (collectively, the "Benchmark Rates") for such Dividend Period during the Floating Rate Period. In the event that the Calculation Agent determines in good faith that for any reason:

            (1) any one of the Benchmark Rates cannot be determined for any Dividend Period, the Adjustable Rate for such Dividend Period will be equal to the higher of whichever two of such rates can be so determined;

            (2) only one of the Benchmark Rates can be determined for any Dividend Period, the Adjustable Rate for such Dividend Period will be equal to whichever such rate can be so determined; or

            (3) none of the Benchmark Rates can be determined for any Dividend Period, the Adjustable Rate for the preceding Dividend Period will be continued for such Dividend Period, provided that if such preceding Dividend Period was a Fixed Rate Period, the Fixed Rate for the preceding Dividend Period will be continued for such Dividend Period.


                  Each of the 10-year Treasury CMT and the 30-year Treasury CMT shall be rounded to the nearest hundredth (0.01) of one percent and 3-month LIBOR shall be rounded to the nearest one-hundred-thousandth (0.00001) of one percent. The Floating Rate with respect to each Dividend Period that occurs within a Floating Rate Period will be calculated as promptly as practicable by the Calculation Agent according to the appropriate method described above.

                  If a new Fixed Rate for a new Fixed Rate Period is set in a Remarketing (as described in this Section 4), a new Fixed Rate Period shall commence following the expiration of the then current Dividend Period. If a new Fixed Rate for a new Fixed Rate Period is not set, for any reason, including after the expiration of the Initial Fixed Rate Period, in accordance with the terms of

      Section 4(b)(iii) hereof, a Floating Rate Period and the corresponding Floating Rate determined or redetermined in accordance with this Section 4(b)(ii) shall be in effect unless and until the Corporation remarkets the Series A Preferred Stock and sets a new Fixed Rate for a new Fixed Rate Period in accordance with this Section 4(b)(i) and 4(b)(iii).

                  (iii) REMARKETING PROCEDURES. If the Corporation elects to conduct a Remarketing of the Series A Preferred Stock for the purpose of establishing a new Fixed Rate for a new Fixed Rate Period, the Corporation shall, not less than 10 nor more than 35 Business Days prior to the related Election Date, notify in writing the Clearing Agency, the Remarketing Agent and the Calculation Agent. Such notice shall describe the Remarketing and shall indicate the length of the proposed new Fixed Rate Period, the proposed Remarketing Date and any redemption provisions that will apply during such new Fixed Rate Period. The Corporation shall have the right to terminate a Remarketing on any day prior to the date of the Remarketing of the Series A Preferred Stock by notice of such termination to the Clearing Agency (or the holders, as applicable), the Remarketing Agent and the Calculation Agent.

                  Not later than 4:00 P.M., New York City time, on an Election Date, each Owner of Series A Preferred Stock may give, through the facilities of the Clearing Agency, a written notice to the Corporation of its election ("Notice of Election") (i) to retain and not to have all or any portion of the Series A Preferred Stock owned by it remarketed in the Remarketing or (ii) to tender all or any portion of such Series A Preferred Stock for purchase in the Remarketing (such portion, in either case, is to be at the per share Liquidation Preference or any integral multiple thereof). Any Notice of Election given to the Corporation will be irrevocable and may not be conditioned upon the level at which the Fixed Rate is established in the Remarketing. Promptly after 4:30 P.M., New York City time, on such Election Date, the Corporation, based on the Notices of Election received by it through the Clearing Agency prior to such time, will notify the Remarketing Agent of the number of shares of Series A Preferred Stock to be retained by holders of Series A Preferred Stock and the number of shares of Series A Preferred Stock tendered or deemed tendered for purchase in the Remarketing.

                  If any holder gives a Notice of Election to tender shares of Series A Preferred Stock as described in (ii) in the immediately preceding paragraph, the Series A Preferred Stock so subject to such Notice of Election will be deemed tendered for purchase in the Remarketing, notwithstanding any failure by such holder to deliver or properly deliver such Series A Preferred Stock to the Remarketing Agent for purchase. If any holder of shares of Series A Preferred Stock fails timely to deliver a Notice of Election, as described above, such shares of Series A Preferred Stock will be deemed tendered for purchase in such

      Remarketing, notwithstanding such failure or the failure by such holder to deliver or properly deliver such shares of Series A Preferred Stock to the Remarketing Agent for purchase.

                  The right of each holder of Series A Preferred Stock to have shares of Series A Preferred Stock tendered for purchase in the Remarketing shall be limited to the extent that (i) the Remarketing Agent conducts a Remarketing pursuant to the terms of the Remarketing Agreement,
      (ii) Series A Preferred Stock tendered have not been called for redemption, (iii) the Remarketing Agent is able to find a purchaser or purchasers for tendered Series A Preferred Stock at a Fixed Rate and (iv) such purchaser or purchasers deliver the purchase price therefore to the Remarketing Agent.

                  Any holder of Series A Preferred Stock that desires to continue to retain a number of Series A Preferred Stock, but only if the Fixed Rate is not less than a specified rate per annum, shall submit a Notice of Election to tender such Series A Preferred Stock pursuant to this Section 4(b)(iii) and separately notify the Remarketing Agent of its interest at the telephone number set forth in the notice of Remarketing delivered pursuant to this Section 4(b)(iii). If such holder so notifies the Remarketing Agent, the Remarketing Agent will give priority to such holder's purchase of such number of Series A Preferred Stock in the Remarketing, provided that the Fixed Rate is not less than such specified rate.

                  If holders submit Notices of Election to retain all of the Series A Preferred Stock then outstanding, the Fixed Rate will be the rate determined by the Remarketing Agent, in its sole discretion, as the rate that would have been established had a Remarketing been held on the related Remarketing Date.

                  On any Remarketing Date on which the Remarketing is to be conducted, the Remarketing Agent will use commercially reasonable efforts to remarket, at a price equal to 100% of the per share Liquidation Preference, shares of Series A Preferred Stock tendered or deemed tendered for purchase. If, as a result of such efforts, on any Remarketing Date, the Remarketing Agent has determined that it will be able to remarket all shares of Series A Preferred Stock tendered or deemed tendered for purchase in the Remarketing at a Fixed Rate and at the per share Liquidation Preference, prior to 4:00 P.M., New York City time, on such Remarketing Date, the Remarketing Agent will determine the Fixed Rate, which will be the rate per annum (rounded to the nearest one-thousandth (0.001) of one percent per annum) which the Remarketing Agent determines, in its sole judgment, to be the lowest Fixed Rate per annum, if any, that will enable it to remarket all shares of Series A Preferred Stock tendered or deemed tendered for Remarketing at the per share Liquidation Preference. By approximately 4:30 P.M., New York City time, on a Remarketing Date, the Remarketing Agent shall advise, by telephone, (i) the Clearing Agency Participant, the Corporation and the

      Calculation Agent of any new Fixed Rate established pursuant to the Remarketing and the number of remarketed shares of Series A Preferred Stock sold in the Remarketing; (ii) each purchaser of a remarketed share of Series A Preferred Stock (or the Clearing Agency Participant thereof) of such new Fixed Rate and the number of remarketed shares of Series A Preferred Stock such purchaser is to purchase; and (iii) each purchaser to give instructions to its Clearing Agency Participant to pay the purchase price on the Remarketing Settlement Date in same day funds against delivery of the remarketed Series A Preferred Stock purchased through the facilities of the Clearing Agency Participant.

                  If the Remarketing Agent is unable to remarket by 4:00 P.M., New York City time on the third Business Day prior to the Remarketing Settlement Date, all shares of Series A Preferred Stock tendered or deemed tendered for purchase at the per share Liquidation Preference, the Dividend Rate for the next Dividend Period shall be the Floating Rate and the new Dividend Period shall be a Floating Rate Period. In such case, no shares of Series A Preferred Stock will be sold in the Remarketing and each holder will continue to hold its shares of Series A Preferred Stock at such Floating Rate during such Floating Rate Period.

                  All shares of Series A Preferred Stock tendered or deemed tendered in the Remarketing will be automatically delivered to the account of the Remarketing Agent through the facilities of the Clearing Agency against payment of the purchase price therefor on the Remarketing Settlement Date. The Remarketing Agent will make payment to the Clearing Agency Participant of each tendering holder of Series A Preferred Stock in the Remarketing through the facilities of the Clearing Agency by the close of business on the Remarketing Settlement Date. In accordance with the Clearing Agency's normal procedures, on the Remarketing Settlement Date, the transaction described above with respect to each share of Series A Preferred Stock tendered or deemed tendered for purchase and sold in the Remarketing will be executed through the Clearing Agency and the account of the Clearing Agency Participant, will be debited and credited and such Series A Preferred Stock delivered by book entry as necessary to effect purchases and sales of such shares of Series A Preferred Stock. The Clearing Agency is expected to make payment in accordance with its normal procedures.

                  If any holder selling Series A Preferred Stock in the Remarketing fails to deliver such Series A Preferred Stock, the Clearing Agency Participant of such selling holder and of any other person that was to have purchased Series A Preferred Stock in the Remarketing may deliver to any such other person a number of shares of Series A Preferred Stock that is less than the number of shares of Series A Preferred Stock that otherwise was to be purchased by such person. In such event the number of shares of Series A Preferred Stock to be so delivered will be determined by such Clearing Agency Participant and delivery of such lesser number of shares of Series A Preferred Stock will constitute good delivery.

                  The Remarketing Agent is not obligated to purchase any shares of Series A Preferred Stock that would otherwise remain unsold in a Remarketing. Neither the Corporation nor the Remarketing Agent shall be obligated in any case to provide funds to make payment upon tender of shares of Series A Preferred Stock for Remarketing.

            (c) Non-Cumulative Dividends. Dividends on shares of Series A Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series A Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or to pay interest with respect to such dividends, whether or not dividends are declared on Series A Preferred Stock for any subsequent Dividend Period.

            (d) Priority of Dividends.

                  (i) JUNIOR STOCK. So long as any share of Series A Preferred
            Stock remains outstanding, during a Dividend Period no dividend whatsoever shall be paid or declared and no distribution shall be made on any Junior Stock, other than a dividend payable solely in Junior Stock, and no shares of Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), unless the full dividends for such Dividend Period on all outstanding shares of Series A Preferred Stock have been paid or declared and a sum sufficient for the payment thereof set aside. Subject to this Section 4(d)(i), but not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series A Preferred Stock shall not be entitled to participate in any such dividend.

                  (ii) PARITY STOCK. When dividends for any Dividend Payment
            Date are not paid in full upon the shares of Series A Preferred Stock for any reason other than the restrictions on payment of dividends set forth in Section 5, and not paid in full upon any Parity Stock, all dividends declared upon shares of Series A Preferred Stock and all Parity Stock for such Dividend Payment Date shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all dividends per share on the shares of Series A Preferred Stock and all such Parity Stock otherwise payable on such Dividend Payment Date (subject to their having been declared by the Board of Directors out of legally available funds and including, in the case of any Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. When dividends for any Dividend Payment Date are not paid in full upon the shares of Series A Preferred Stock because of the restriction on payment of dividends set forth in Section 5 and not paid in full upon any Parity Stock that includes a restriction on dividends substantially similar to the restriction in Section 5, then all dividends declared upon shares of Series A Preferred Stock and such Parity Stock for such Dividend Payment Date shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all dividends per share on the shares of Series A Preferred Stock and all such other Parity Stock otherwise payable on such Dividend Payment Date (subject to their having been declared by the Board of Directors out of legally available funds and including, in the case of any such other Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other.

            (e) Dividend Payment Dates for Other Preferred Stock. For so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not issue any shares of Preferred Stock having dividend payment dates other than the Dividend Payment Dates for the Series A Preferred Stock.

                  SECTION 5. Restrictions on Declaration and Payment of
            Dividends.

            (a) Tests for Suspension. Notwithstanding Section 4(a), neither the Board of Directors nor any committee of the Board of Directors may declare dividends on the Series A Preferred Stock for payment on any Dividend Payment Date in an aggregate amount exceeding the New Common Equity Amount as of the date of declaration (the "Dividend Declaration Date") for such Dividend Payment Date if:

                  (i) the Covered Insurance Subsidiaries' Most Recent Weighted
            Average NAIC RBC Ratio was less than 175% (subject to Section 5(d)(iii)); or

                  (ii) (x) the Trailing Four Quarters Consolidated Net Income
            for the period ending on the Preliminary Quarter End Test Date for such Dividend Payment Date is zero or a negative amount and (y) the Adjusted

            Shareholders' Equity Amount as of each of the Preliminary Quarter End Test Date and the Final Quarter End Test Date for such Dividend Payment Date has declined by 10% or more as compared to the Adjusted Shareholders' Equity Amount as of the tenth Quarter End prior to such Final Quarter End Test Date (such date for such Dividend Payment Date and related Final Quarter End Test Date, the "Benchmark Quarter End Test Date").

            Additionally, and without limiting the foregoing provisions of this
      Section 5(a), if the Corporation has failed the test in Section 5(a)(ii) as to a prior Dividend Payment Date, then neither the Board of Directors nor any committee of the Board of Directors may declare dividends on the Series A Preferred Stock for payment thereafter in an aggregate amount exceeding the New Common Equity Amount as of the Dividend Declaration Date for a Dividend Payment Date until the Dividend Declaration Date for the first Dividend Payment Date thereafter for which, as of the related Final Quarter End Test Date, the Adjusted Shareholders' Equity Amount has increased or has declined by less than 10%, in either case as compared to the Adjusted Shareholders' Equity Amount as of the Benchmark Quarter End Test Date for such prior Dividend Payment Date.

            (b) Potential Dividend Suspension Notice. If as of the Preliminary Quarter End Test Date for any Dividend Payment Date (x) the Trailing Four Quarters Consolidated Net Income for the period ending on such Preliminary Quarter End Test Date is zero or a negative amount and (y) the Adjusted Shareholders' Equity Amount as of such Preliminary Quarter End Test Date has declined by 10% or more as compared to the Adjusted Shareholders' Equity Amount as of the date that is eight quarters prior to such Preliminary Quarter End Test Date, then the Corporation shall give notice of such circumstance by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock at their respective last addresses appearing on the books of the Corporation, and shall file a copy of such notice on Form 8-K with the Commission (or, if the Corporation is not then a reporting company under the Securities Exchange Act, post a copy of such notice on the Corporation's website), by not later than the first Dividend Payment Date following such Preliminary Quarter End Test Date. Such notice shall (i) set forth the Trailing Four Quarters Consolidated Net Income for the period ending on such Preliminary Quarter End Test Date and the Adjusted Shareholders' Equity Amount as of such Preliminary Quarter End Test Date and as of the date that is eight quarters prior to such Preliminary Quarter End Test Date, and (ii) state that the Corporation may be limited by the terms of the Series A Preferred Stock from declaring and paying dividends on such Dividend Payment Date unless the Corporation, through the generation of earnings or issuance of new Common Stock, increases its Adjusted Shareholders' Equity Amount by an amount specified in such notice by the second Quarter End after the date of such notice.

      The Corporation need not give any notice under this Section 5(b) during any period in which the Corporation's ability to declare and pay dividends is limited by reason of the application of Section 5(a).

            (c) Dividend Suspension Notice. By not later than the 15th day prior to each Dividend Payment Date for which dividends are being suspended by reason of either of the tests set forth in Section 5(a), and the Corporation is not otherwise able to pay dividends on the Series A Preferred Stock out of the New Common Equity Amount, the Corporation shall give notice of such suspension by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock at their respective last addresses appearing on the books of the Corporation, and shall file a copy of such notice on Form 8-K with the Commission (or, if the Corporation is not then a reporting company under the Securities Exchange Act, post a copy of such notice on the Corporation's website). Such notice, in addition to stating that dividends will be suspended, shall (i) if dividends are suspended by reason of the test set forth in Section 5(a)(i), set forth the fact that the Covered Insurance Subsidiaries' Most Recent Weighted Average NAIC RBC Ratio was less than 175% and (ii) if such suspension is by reason of the test set forth in Section 5(a)(ii), set forth the Adjusted Shareholders' Equity Amount as of the most recent Quarter End and the amount by which the Adjusted Shareholders' Equity Amount must increase in order for declaration and payment of dividends to be resumed.

            (d) Interpretive Provisions; Qualifications, Etc. In order to give effect to the foregoing, the following provisions apply:

                  (i) Neither the Board of Directors nor a committee of the
            Board of Directors may declare dividends on the Series A Preferred Stock for payment on any Dividend Declaration Date (x) that is more than 60 days prior to the related Dividend Payment Date or (y) that is earlier than the date on which the Corporation's financial statements for the most recently completed quarter prior to the related Dividend Payment Date have been filed or furnished to the Commission on Form 10-K, Form 10-Q or Form 8-K; provided, however, if the Board of Directors determines to delay filing the Corporation's financial statements as of and for the period ended on a Final Quarter End Test Date with the Commission to a date later than the date on which "accelerated filers" within the meaning of Rule 12b-2 under the Securities Exchange Act are required to file such financial statements, whether because of concerns over accuracy of such financial statements or their compliance with U.S. GAAP or otherwise, then the Board of Directors or a committee of the Board of Directors may determine whether the Corporation is permitted under Section 5(a) to declare dividends on the Series A Preferred Stock based upon the

            Corporation's financial statements most recently filed with, or furnished to the Commission.

                  (ii) Except as expressly provided otherwise in this Section 5, all references in this Section 5 to financial statements of the Corporation shall be deemed to be to financial statements prepared in accordance with U.S. GAAP, consistently applied, and, for so long as the Corporation is a reporting company under the Securities Exchange Act, filed by the Corporation with, or furnished by it to, the Commission under the Securities Exchange Act. If at any relevant time or for any relevant period the Corporation is not a reporting company under the Securities Exchange Act, then (x) for all relevant dates and periods the Corporation shall prepare and post on its website the financial statements that it would have been required to file with the Commission had it continued to be a reporting company under the Securities Exchange Act, in each case on or before the dates that the Corporation would have been required to file such financial statements with the Commission under the Securities Exchange Act had it continued to be an "accelerated filer" within the meaning of Rule 12b-2 under the Securities Exchange Act, and (y) the provisions of this Section 5 shall be read mutatis mutandis to give effect to such provision.

                  (iii) The limitation on dividends provided for in Section
            5(a)(i) shall be of no force and effect if, as of a Dividend Declaration Date, the combined total assets of the Insurance Subsidiaries do not account for 25% or more of the consolidated total assets of the Corporation as reflected on its most recent consolidated financial statements.

                  (iv) All financial terms used in this Section 5 that are not specifically defined, including within the definitions of defined terms, shall be determined in accordance with U.S. GAAP as applied to and reflected in the related financial statements of the Corporation as of the relevant dates and for the relevant period, except as provided in the next sentence. If because of a change in U.S. GAAP that results in a periodic charge, a cumulative adjustment or a restatement:

                        (x) the Corporation's Consolidated Net Income Amount for
                  the quarter in which such change takes effect is higher or lower than it would have been absent such change by the greater of $25 million or 5%, and the Trailing Four Quarters Consolidated Net Income is higher or lower than it would have been absent such change, then, for purposes of the calculations described under Section 5(a)(ii), commencing with the fiscal quarter for which such changes in U.S. GAAP becomes effective and ending with the third quarter thereafter, such Trailing Four Quarters Consolidated Net Income shall be calculated on a pro forma basis without giving effect to such change in U.S. GAAP; or

                        (y) the Adjusted Shareholders' Equity Amount as of the
                  Quarter End in which such change takes effect is higher or lower than it would have been absent such change by the greater of $65 million or 1%, then, for purposes of the calculations described under Section 5(a)(ii) and the last sentence of Section 5(a), and for so long as such calculations with respect to such quarter are required to be performed, the Adjusted Shareholders' Equity Amount shall be calculated on a pro forma without giving effect to such change in U.S. GAAP.

            (e) Definitions. The following terms have the meanings indicated:

            "Adjusted Shareholders' Equity Amount" means, as of any Quarter End, the shareholders' equity of the Corporation as reflected on its consolidated balance sheet as of such Quarter End excluding accumulated other comprehensive income and loss as reflected on such consolidated balance sheet, (i) subject to
Section 5(d)(iv) and (ii) except that any increase in shareholders' equity resulting from the issuance of preferred stock (other than the Series A Preferred Stock and the Series B Preferred Stock ) during the period from and including the Final Quarter End Test Date for a Dividend Period as to which the Corporation fails the test set forth in Section 5(a)(ii) through the first Quarter End thereafter as of which the Adjusted Shareholders' Equity Amount has declined by less than 10% or increased as compared to such amount on the Benchmark Quarter End Test Date shall not be taken into account in calculating the Adjusted Shareholders' Equity Amount as of such Quarter End during such period.

            "Annual Statement" means, as to an Insurance Subsidiary, the annual statement of such Insurance Subsidiary containing its statutory balance sheet and income statement as required to be filed by it with one or more state insurance commissioners or other state insurance regulatory authorities.

            "Benchmark Quarter End Test Date" has the meaning specified in
Section 5(a)(ii).

            "Commission" means the Securities and Exchange Commission.

            "Company Action Level RBC" has the meaning specified in subsection J of Section 1 (or the relevant successor section, if any) of the Model Act.

            "Consolidated Net Income Amount" means, for any fiscal quarter of the Corporation, its consolidated net income as reflected on its consolidated statement of operations for such fiscal quarter, subject to Section 5(d)(iv).

            "Covered Insurance Subsidiaries" means, as of any Year End, Insurance Subsidiaries that account for 80% or more of the combined General Account Admitted Assets of the Corporation's Insurance Subsidiaries as of such Year End. The Corporation's Insurance Subsidiaries as of a Year End shall be identified by first ranking the Insurance Subsidiaries from largest to smallest based upon the amount of each Insurance Subsidiary's General Account Admitted Assets and then, beginning with the Insurance Subsidiary that has the largest amount of General Account Admitted Assets as of such Year End, identifying such Insurance Subsidiaries as Covered Insurance Subsidiaries until the ratio of the combined General Account Admitted Assets of the Insurance Subsidiaries so identified to the combined General Account Admitted Assets of all of the Insurance Subsidiaries as of such Year End equals or exceeds 80%.

            "Covered Insurance Subsidiaries' Most Recent Weighted Average NAIC RBC Ratio" means, as of any date, an amount (expressed as a percentage) calculated as:

                  (x) the sum of the Total Adjusted Capital of each of the
            Covered Insurance Subsidiaries shown on such Covered Insurance Subsidiary's most recently filed Annual Statement, divided by

                  (y) the sum of the Company Action Level RBC of each of the
            Covered Insurance Subsidiaries as shown on such Covered Insurance Subsidiary's most recently filed Annual Statement.

            "Dividend Declaration Date" has the meaning specified in Section
5(a).

            "Final Quarter End Test Date" and "Preliminary Quarter End Test Date" mean, with respect to a Dividend Payment Date in the relevant month indicated under "Dividend Payment Date" in the table set forth below, the related date indicated under "Final Quarter End Test Date" or "Preliminary Quarter End Test Date" (as applicable) in such table:

Dividend Payment                         Preliminary                               Final
     Date                           Quarter End Test Date                   Quarter End Test Date
----------------                    ---------------------                   ---------------------
In March                     The June 30 preceding such Dividend      The December 31 preceding such
                             Payment Date                             Dividend Payment Date

In June                      The September 30 preceding such          The March 31 preceding such
                             Dividend Payment Date                    Dividend Payment Date

In September                 The December 31 preceding such           The June 30 preceding such Dividend
                             Dividend Payment Date                    Payment Date

In December                  The March 31 preceding such Dividend     The September 30 preceding such
                             Payment Date                             Dividend Payment Date

            "General Account Admitted Assets" means, as to an Insurance Subsidiary as of any Year End, the total admitted assets of such Insurance Subsidiary as reflected on the balance sheet included in its statutory financial statements as of such Year End minus the separate account assets reflected on such balance sheet.

            "Insurance Subsidiary" means a subsidiary of the Corporation that is organized under the laws of any state in the United States and is licensed as a life insurance company in any state in the United States but does not include any subsidiary of an Insurance Subsidiary.

            "Model Act" means the Risk-Based Capital (RBC) for Insurers Model Act as prepared by the NAIC and included in its Model Laws, Regulations and Guidelines as of June 14, 2005 and as hereafter amended, modified or supplemented.

            "NAIC" means the National Association of Insurance Commissioners.

            "New Common Equity Amount" means, at any date, the net proceeds (after underwriters' or placement agents' fees, commissions or discounts and other expenses relating to the issuances) received by the Corporation from new issuances of its Common Stock (whether in one or more public offerings registered under the Securities Act or private placements or other transactions exempt from registration under the Securities Act) during the period commencing on the 90th day prior to such date, and which are designated by the Board of Directors at or before the time of issuance as available to pay dividends on the Series A Preferred Stock.

            "Quarter End" means the last day of each fiscal quarter of the Corporation (i.e., March 31, June 30, September 30 and December 31).

            "Securities Act" means the Securities Act of 1933, as amended.

            "Total Adjusted Capital" has the meaning specified in subsection M of Section 1 (or the relevant successor section, if any) of the Model Act.

            "Trailing Four Quarters Consolidated Net Income" means, for any period ending on a Quarter End, the sum of the Consolidated Net Income Amounts for the Corporation's four fiscal quarters ending on such Quarter End, with losses being treated as negative numbers for such purpose.

            "U.S. GAAP" means, at any date or for any period, U.S. generally accepted accounting principles as in effect on such date or for such period.

            "Year End" means the last day of each fiscal year of the Corporation.

            SECTION 6. Liquidation Rights.

            (a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series A Preferred Stock shall be entitled, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, to receive in full an amount equal to $100 per share (the "Liquidation Preference"), together with an amount equal to all accrued and unpaid dividends for the then-current Dividend Period to the date of payment.

            (b) Partial Payment. If the assets of the Corporation are not sufficient to pay the Liquidation Preference in full to all holders of Series A Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidation preferences of Series A Preferred Stock and all such Parity Stock.

            (c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series A Preferred Stock and the liquidation preference of any Parity Stock has been paid in full to all holders of such Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

            (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 6, the merger or consolidation of the Corporation with any other corporation, including a merger in which the holders of Series A Preferred Stock receive cash or property for their shares, or the sale of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the affairs of the Corporation.

            SECTION 7. Redemption.

            (a) Redemption. So long as the full dividends on all outstanding shares of Series A Preferred Stock for the then-current Dividend Period have been paid or declared and a sum sufficient for the payment thereof set aside, the Corporation, at the option of its Board of Directors, may, upon notice given as provided in Section 7(b), redeem the shares of Series A Preferred Stock at the time outstanding in whole or, subject to the next succeeding sentence, in part (i) on the last Dividend Payment Date of the Initial Fixed Rate Period, (ii) on such dates with respect to any other Fixed Rate Period as the Corporation may determine prior to the commencement of such Fixed Rate Period or (iii) at any time during a Floating Rate Period. A redemption of shares of Series A Preferred Stock in part may be made pursuant to the foregoing sentence only if, after giving effect to such redemption, not less than 500,000 shares of Series A Preferred


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
      Stock will remain outstanding. Any such redemption shall be at the redemption price of $100 per share, together, in each case, with accrued and unpaid dividends for the then-current Dividend Period to the redemption date.

            (b) Notice of Redemption. Notice of every redemption of shares of Series A Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where the shares of Series A Preferred Stock are to be redeemed; and (v) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on the redemption date.

            (c) Partial Redemption. In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot or in such other manner as the Board of Directors may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time.

            (d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

            SECTION 8. Voting Rights.

            (a) General. The holders of Series A Preferred Stock shall not have any voting rights except as set forth in this Section 8 or as otherwise required by law.

            (b) Right to Elect Two Directors Upon Non-Payment of Dividends. If and whenever dividends on Series A Preferred Stock and any other class or series of stock of the Corporation ranking on a parity with Series A Preferred Stock as to payment of dividends (any such class or series being herein referred to as "Dividend Parity Stock") have not been paid in an aggregate amount, as to any such class or series, equal to at least six quarterly dividends (whether or not consecutive), the number of directors then constituting the Board of Directors shall be increased by two and the holders of Series A Preferred Stock, together with the holders of all other affected classes and series of Dividend Parity Stock similarly entitled to vote for the election of a total of two additional directors, voting separately as a single class, shall be entitled to elect the two additional members of the Corporation's directors at any annual meeting of stockholders or any special meeting of the holders of Series A Preferred Stock and such Dividend Parity Stock for which dividends have not been paid, called as hereinafter provided, provided that the election of any such directors shall not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which its securities may be listed) that listed companies must have a majority of independent directors. Whenever full dividends have been paid regularly on the Series A Preferred Stock and Dividend Parity Stock then outstanding, if any, for at least one year, then the right of the holders of Series A Preferred Stock and such Dividend Parity Stock to elect such additional two directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods), and the terms of office of all persons elected as directors by the holders of Series A Preferred Stock and such Dividend Parity Stock for which dividends have not been paid shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Series A Preferred Stock and such Dividend Parity Stock, the Secretary of the Corporation may, and upon the written request of any holder of shares of Series A Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of shares of Series A Preferred Stock and such Dividend Parity Stock for which dividends have not been paid for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the by-laws for a special meeting of the stockholders or as required by law. If any such special meeting so required to be called shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of shares of Series A

      Preferred Stock may (at the Corporation's expense) call such meeting, upon notice as herein provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as above provided. In case any vacancy shall occur among the directors elected by the holders of Series A Preferred Stock and such Dividend Parity Stock for which dividends have not been paid, a successor shall be elected by the Board of Directors to serve until the next annual meeting of the stockholders upon the nomination of the then remaining director elected by the holders of Series A Preferred Stock and such Dividend Parity Stock for which dividends have not been paid or the successor of such remaining director.

            (c) Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the amended and restated certificate of incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                  (i) any amendment, alteration or repeal of any provision of the amended and restated certificate of incorporation or by-laws of the Corporation that would alter or change the voting powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely; provided, however, that the amendment of the amended and restated certificate of incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Stock or any shares of any class or series or any securities convertible into shares of any class or series of Parity Stock shall not be deemed to affect adversely the voting powers, preferences or special rights of the Series A Preferred Stock;

                  (ii) any amendment or alteration of the amended and restated
            certificate of incorporation of the Corporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking prior to Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or

                  (iii) consummation of a binding share exchange or
            reclassification involving the Series A Preferred Stock or a merger or consolidation of the Corporation with another entity, unless in each case (i) the Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such Series A Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole;


provided, however, that any increase in the amount of the authorized or issued Series A Preferred Stock or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other Parity Stock and/or Junior Stock (whether such stock bears dividends on a cumulative or non-cumulative basis) will not be deemed to adversely affect the special rights, preferences, privileges or voting powers of the Series A Preferred Stock.

            If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock (including the Series A Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

            Without the consent of the holders of the Series A Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole, the Corporation may amend, alter, supplement or repeal any terms of the Series A Preferred Stock:

      (x) to cure any ambiguity, or to cure, correct or supplement any provision contained in the certificate of designations for the Series A Preferred Stock that may be defective or inconsistent; or

      (y) to make any provision with respect to matters or questions arising with respect to the Series A Preferred Stock that is not inconsistent with the provisions of the certificate of designations.

            The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of Series A Preferred Stock to effect such redemption.

            SECTION 9. Other Rights. The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the amended and restated certificate of incorporation of the Corporation.

            SECTION 10. Restatement of Certificate. Upon any restatement of the amended and restated certificate of incorporation of the Corporation, Sections 1 through 9 of this certificate of designations shall be included in Article 2 of the amended and restated certificate of incorporation under the heading "Series A Non-Cumulative Perpetual Preferred Stock" and this Section 10 may be omitted. If the Board of Directors so determines, the numbering of Sections 1 through 9 may be changed for convenience of reference or for any other proper purpose.


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
            IN WITNESS WHEREOF, Principal Financial Group, Inc. has caused this certificate to be executed by the undersigned on this 16th day of June, 2005.


                                        PRINCIPAL FINANCIAL GROUP, INC.


                                        By /s/ C.L. Bassett
                                           -------------------------------------
                                           Name:  C.L. Bassett
                                           Title: Vice President and Treasurer

                                        By /s/ Joyce N. Hoffman
                                           -------------------------------------
                                           Name:  Joyce N. Hoffman
                                           Title: Senior Vice President and
                                                  Corporate Secretary


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